January 23, 2007

EV Energy Partners, L.P.
1001 Fannin Street, Suite 800 Houston, Texas 77002

Re:   Registration Statement on Form S-8 of 775,000 Common Units of EV Energy Partners, L.P. Ladies and Gentlemen:

We have acted as counsel to EV Energy Partners, L.P., a Delaware limited partnership (the "Partnership") in connection with the preparation of the Partnership's registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed by the Partnership with the Securities and Exchange Commission (the "Commission") on the date hereof. The Registration Statement registers 775,000 common units representing limited partner interests in the Partnership (the "Common Units") issuable pursuant that certain EV Energy Partners, L.P. Long Term Incentive Plan (the "Plan").

As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Plan, (b) the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") and the Certificate of Limited Partnership of the Partnership, (c) the Amended and Restated Agreement of Limited Partnership of EV Energy GP, L.P., a Delaware limited partnership and the general partner of the Partnership (the "General Partner") and the Certificate of Limited Partnership of the General Partnership, (d) the Amended and Restated Limited Liability Company Agreement of EV Management, LLC, a Delaware limited liability company and the general partner of the General Partner ("Management"), and the Certificate of Formation of Management, (d) partnership and limited liability company records of the Partnership, the General Partner and Management, as applicable, (e) certificates of public officials and of officers or other representatives of the Partnership, the General Partner and Management and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") and regulations as we have deemed necessary or advisable for the purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Haynes and Boone, LLP
Attorneys and Counselors
One Houston Center
1221 McKinney Street, Suite 2100
Houston, Texas 77010-2007
Phone: 713.547.2000
Fax: 713.547.2600
www.haynesboone.com

EV Energy Partners, L.P.
January 23, 2007

Based on our examination described above, subject to the assumptions and limitations stated herein, and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Common Units when issued by the Partnership and fully paid for in accordance with the provisions of the Plan (with the consideration received by the Partnership being not less than the par value thereof), will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the federal laws of the United States of America, and, to the extent relevant to the opinion expressed herein, including the Delaware Act, as currently in effect, and judicial decisions reported as of the date hereof and interpreting the Delaware Act.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Haynes and Boone, LLP